February 14, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

	Re:	eSynch Corporation
		-------------------

Ladies and Gentlemen:

	On behalf of Norton Garfinkle, and pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, we enclose herewith for filing with the Commission under such Act Amendment No. 1 to the Statement on Schedule 13D by Norton
Garfinkle concerning the common shares, $.001 par value, of eSynch Corporation, which contains a copy of the exhibits listed thereon as being filed therewith.

	If you have any questions concerning the enclosed documents, please telephone (collect) Howard Kailes or Manisha H. Kapadia of this office at any time.

							Very truly yours,

							s/Krugman & Kailes LLP

							KRUGMAN & KAILES LLP

Enclosure